UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 20, 2006
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about August 25, 2006.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 3, 4, 5, 6, 7, 10, 11, 12, 13, 15 and 16 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH JULY 20, 2006

1.             Has 60% operating income growth continued into May and June of 2006 or has Expeditors had to staff up to keep up with volume?

May 2006 seems to have been in that range when we retroactively adjust the prior year for the accounting rule change for stock options.  Going back one year, June 2005 was a real “boomer” of a month, and while things looked good in June 2006 we did not expect to be up 60% year over year on an “apples to apples” comparison. That having been said, it appears, on a preliminary basis, at least, that operating income growth in the second quarter of 2006 versus the second quarter of 2005, made on an “apples to apples” comparison basis, will be somewhat in excess of 50%. While its not 60%, we hardly think any kind of a mea culpa is in order.  We still don’t know where we’ll end up for the second quarter of 2006—but in as much as we don’t make projections or forecasts, it really doesn’t matter, does it?

We are confident that under our system, June 2006 will be as big as June 2006 can be.  We know this because our system rewards people with a fixed percentage of the operating income generated in their branch in any given month—and we pay that bonus out the very next month.  Our people don’t tend to game the system or hold anything back.  When an incentive system only kicks in after some arbitrarily budgeted number is reached, you have a system that pushes you to the target, but you won’t get much more.  Of course, that sort of system does reward those individuals who are skilled enough in politics to get and keep their incentive targets low and we no doubt are lacking employees with those talents.

2.             Over the past six months has Expeditors hired any senior executives or sales people from competitors going through mergers? If so from which companies?

No senior executives have been hired from competitors, nor are we likely to look to outside for senior executive talent.  This just is not our way.  We have hired some sales people from competitors going through mergers, but not enough to be worth commenting on here.

3.             Does recent opening up for passenger flights between China and Taipei have any potential material impact on Expeditors’ business?

Potential material impact, probably not.  As time goes on, we think that the likely normalization of relations between Taiwan and China will be a positive for both markets.  Please recognize that your question sets the bar fairly high as it takes something pretty significant to have a “material impact” on us at this point.

4.             What impact if any does Expeditors expect from the introduction of the A380 and A380F from Airbus if they arrive in the market in 2008 or 2009 as expected?  Will these planes add materially new freight capacity or does the limited number of cities they serve and the difficulty anticipated in loading and unloading make them irrelevant to capacity?

To be perfectly candid, we don’t know.  Judging from some of the articles that have appeared recently in the financial press, Airbus isn’t exactly sure when they will introduce these flying behemoths.

Undoubtedly these planes will add to freight capacity as they are deployed.  However, there are a number of issues that will affect how quickly these airplanes are deployed and as you note there are infrastructure issues that need to be addressed as well.  One thing is for certain, the introduction of larger planes, in and of itself, isn’t going to create more freight.

As globalization allows companies to pursue lower production costs, many of the sourcing venues are certain to be in areas where the airport infrastructure is not going to accommodate these planes anytime soon.  If you can’t load, you can’t carry, even if you have the capacity available.

5.             Recent market tremors indicate concerns of rising inflation and a potential global economic slowdown. Please describe what you are seeing for global freight demand through May 2006 in each region of the world. For each region please indicate if you believe freight demand has accelerated, remained fairly steady or decelerated compared to a year ago at this time.

We love these matrix reloaded questions, but have we ever answered one?   Pardon us if we once again pass on the area by area breakdown.  Aside from being boring, it would also not be useful, since the answers would all be similar.

As we move into the peak season of 2006, we are seeing strong freight demand in all our segments.  It is difficult for us to make a strong delineation between demand that was internally generated via sales and service efforts as opposed to demand created by external forces over which we have no control.  In any event, that is an irrelevant distinction.  We don’t ask shippers why there is more freight, we just do our best to service every customer who turns over their freight and information

6.             We saw pretty strong global freight demand in all regions. In general, are you hearing from your customers about any change in busy season strategies such as moving ocean earlier or later in the peak season than in years past?

Customers have individual needs that are predicated upon their particular circumstances.  The tendency to infuse more ocean freight into the general international logistics mix has been with us all for quite some time.  In the past few years, there seems to have been an effort to move ocean freight a little earlier than had been our previous experience. We don’t see anything that would make us think that this is reverting back.

7.             In your most recent 8K, you commented that yields might come under some pressure with the new ocean contracts in May 2006.  With ocean rates continuing on a downward path, does this still appear to be the case? And if so, why?

We first want to thank you for associating the word with recent with these 8K’s.  We would expect some yield pressure on a sequential basis (1st quarter compared with 2nd quarter), and we also look for marginally lower ocean freight pricing.  Of course, increased volumes work to offset the pressures of yield and price.

8.             Please provide the airfreight and ocean freight volumes for May and June of 2006.

May and June 2006 airfreight tonnages were up 28% and 23%, respectively, on a year over year comparison basis and ocean freight container count was up 20% and 21% over May and June of 2005.

9.             Could you update your headcount by region?  Also, would you provide us with the number of sales people you employ?

If you ask again at the quarter’s end, we’ll do this, but we don’t want to start doing headcount by month.

10.          What percentage of your ocean freight capacity agreements would you classify as fixed or under contractually agreed upon prices for a specific time period?  How long do these contracts typically last?  If these contracts were recently renegotiated please discuss pricing on these contracts versus your prior ocean freight capacity contracts.

Our purpose in signing ocean freight contracts is not to fix the price for an extended period of time, but rather to obtain volume commitments at a price that may move to some extent with the market.  These contacts run for a period of one year and typically take effect in May of each year.

While the contracts have pricing set forth, there are ample provisions within these contracts for changing pricing over the course of a year.  Pricing is typically a function of market conditions and the ocean carriers have done a very good job over the past several years of managing their pricing against capacity changes.  Pricing, however, has also been affected by fuel surcharges and, on a short-term basis, by such things as intermittent demand.  Those dynamics of the business we don’t expect to see change.

11.          I haven’t seen an update to your ‘Book Club’ on the Company website.  Is all of this new business, as noted in the press release, cutting into your reading?  I think there is enough Logistic insight in the 8-K archives to write a book.

Thank you for the kind comment on the 8-K archive, but if we ever write a book it is unlikely to deal with monthly air and ocean volume fluctuations.  Our intent in providing answers in the 8-K format is to provide investors and potential investors with insights into what is going on with Expeditors.  If in that process there are other insights, logistics or otherwise, that turn out to be useful, this is a happy by-product.

The “Book Club” was an attempt to share with people some of the reading done by our people, which they thought worthwhile.  We do acknowledge that this hasn’t been updated lately, but then again, these folks have likely been too busy to read much lately.  On the other hand, this question may be just the kick that is needed to get the list or the webpage changed.

12.          How much cash would be generated if all of your Company owned real estate was sold at the current market value?  What would be the gain on sale (if any)?

We get asked this question occasionally and we certainly think we understand why folks are interested.  That said it is a difficult question to answer for several reasons.  Since we have some extra space here, we will list a few of the better ones.

As you know no doubt understand, the GAAP accounting rules here in the United States require that land and buildings be recorded on the balance sheet at historical cost reduced by any previously allowed depreciation.  This information does not reflect the fair value of these assets, but it really doesn’t pretend to either.  In other parts of the world, the accounting rules allow an entity to record the current fair market value of land and buildings, but those rules do not yet apply to us.

What you’re asking us to do here is to speculate by how much we think the market value of our Company-owned real estate exceeds the book value.  If you’ve followed this forum for any length of time, you know that once we use the word “speculate” you have almost no chance of getting the kind of answer you want.  This brings us to the first reason we cannot answer your question: the answer would be speculative.

Even if we were in the mood to speculate about the value of our real estate, we first need to speculate about the market rental rate as this is what investors would use to set the value they would pay.  The rental rate speculation would also be important to us because we would no doubt have to rent the facilities back from the purchaser.  While these sale and leaseback transactions are not unheard of, they make no sense for a company in the cash position that we are.  So here is the second reason we cannot answer your question: we still need to occupy the facilities you want to consider selling.  The after tax cash we would realize from a sale depends upon the rent we would be willing to pay and some, if not all, of this cash would find its way back to the buyer.  We cannot imagine that doing this would make any sense for us.

Now we started this answer with the observation that GAAP in some parts of the world allows assets to be written up to fair market value.  Two trends GAAP accounting for United States companies may make this mandatory here in the U.S.  The first is the movement to fair value accounting that is under consideration by the FASB standard setters and the second is the movement to synchronize the U.S. and the international accounting rules.

If this happens, management of U.S. companies will be responsible to speculate on the value of real estate and provide evidence of this speculation to the auditors so that these guardians of the public interest can opine on it.  Such a change in accounting rules would be good for the appraisal industry, but do nothing for us except to add another professional fee to the annual toll.

We buy real estate for the contribution it makes to our operating income in the form of securing our future and reducing operating expense.  These are ongoing contributions not a “one-time” exchange of the cow for magic beans that cash starved companies are often forced to enter into.

13.          I believe that I already know the answer to this, but I just want to be sure.  I read in the prospectus for the employee stock purchase plan that in the event of a stock split the purchase price would be adjusted. Am I correct?

Yes, you’re correct.  The employee stock purchase plan exercise price, post split, will be no more than $23.28 per share.

14.          Did you have any U.S. facilities closed on 5/1/06?

Not that we are aware of—but hey, we just work here.  We assume that you are asking about this because there were widespread demonstrations over immigration reform proposals on that date.  Even having figured this much out, we have no idea why you would wonder about us closing an office.

15.          How do you verify that your employees are authorized to work in the U.S.?

That fact of the matter is that we employ several thousand individuals who have no present ability to work in the U.S.  Our best guess is that only about 35% of our employees are currently authorized to work in the United States.

Being an international company that likes to hire locally, it should come as no surprise, if you think about it, that 65% of our employees don’t even live in the U.S.  The fact that these employees are not authorized to work where they don’t live is understandable.

However, if your asking about the 35% of our employees who live and work in the United States, we can respond by saying that in order to work at one of our U.S. offices,  the prospective employee must complete the I-9 form, provide the required proof of authorization to work and pass a background check administered by an independent third party.

16.          We are interested in knowing how Expeditors determines the timing of employee stock option grants.  In viewing the growing concerns over alleged backdating of option grants, we also would like to know whether the company is reviewing its stock-option granting practices, and if those practices are under investigation by any regulatory or law enforcement agency.

If you recognize your question, you have noticed that we edited out a great deal.  Missing is the self-important description of who you represent along with the rather condescending comments about current revelations.  While we did not appreciate being lectured as if we were two-year-olds playing in the stock option sand box, your question is important and your concerns are understandable.  You are also not alone as we have received more than one phone call demanding to know if we had ever backdated stock options.

For the record, we have never “backdated” options nor are we aware of any sort of pending investigation, stock option related or otherwise.  If you want to know about a policy at Expeditors, just ask.  Our option policy and practice is straightforward and easy to explain.

All options are authorized by action of our compensation committee and options are always priced at the close of the market on the date of the grant.  We have never backdated anything and frankly we always understood that backdating options would have required the immediate recognition of compensation expense.  When we say “always” we are talking about our understanding of the rules for options under the now repealed APB 25 method of accounting.

Our option practice has evolved over the years, but in general we have granted the vast majority of our stock options on the date of our annual meeting.  After the annual meeting, the newly elected board conducts its annual meeting and among other actions appoints the membership of the compensation committee.  The compensation committee, which consists entirely of outside members of the Board of Directors, then meets and among other things grants stock options.  These options are priced at the market close on the day of the grant which is the date of the annual meeting.

While we used to ask our shareholders to authorize enough options to carry us for several years at a time, beginning in 2005 we have sought approval for option plans that allow grants only through the following April.  That authorization vote becomes official with the date of the annual meeting and the vast majority of the options are granted by action of the compensation committee later that same day.  If any options are granted to any of our eighteen executive officers, those option grants are reported on a Form 4 filed with the SEC and available on our investor web page within two business days.

We said earlier that we have gotten more than one phone call on this matter and a particularly nasty one came from an investor who had noticed the May 5, 2006 filing for one or more of the seven executive officers who were granted options on May 3, 2006.  Taking these seven individuals as a group they received options to purchase 68,000 shares at a price of $43.88 per share (this was 34,000 at the market closing pre-split price of $87.76).  This angry man wanted to know if an SEC investigation was in order since the closing price on the day after the grant, May 4, 2006, was a very suspicious $51.90 ($103.80 pre-split).  While the SEC presumably would be interested in option price manipulation, the fact that we have long maintained a practice of announcing our first quarter earnings at the annual meeting of our shareholders (after the close of trading for the day) most probably explained the pricing differential.  However, the fact that executive officers received less than 2.3% of the options granted on May 3, 2006 presumably says something as well.

To be clear, not all of our options are granted on the day of the annual meeting.  Right now we still have 19,000 options available under the recently authorized 2006 Option Plan.  If a key employee were to join Expeditors, these options could be awarded anytime between now and April 30, 2007.  Any such grant would be made by the CEO on the last day of the quarter and would be priced at the close of the market on that date.  Such action by the CEO has been approved in advance by the compensation committee.

So, that is what we do with options and when we do it.  If our shareholders don’t approve, they can always vote against the 2007 Option Plan, assuming that they have not sold their shares in disgust in the meantime.  We don’t know what more anybody could ask, but we can hope they will do so in a straightforward and non-insulting manner.  We believe that we have earned that much.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

July 20, 2006	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

July 20, 2006	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer